   Exhibit 99(b) Petition filed with the Washington Utilities and Transportation
                                                                      Commission

                                   BEFORE THE
               WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

In the Matter of the Petition of Avista     )
Corporation d/b/a Avista Utilities for a    )      DOCKET NO. UE-01_______
Surcharge in Electric Rates                 )
                                            )      PETITION OF AVISTA CORP
                                            )
                                            )
--------------------------------------------

                Pursuant to WAC 480-09-420(7), Avista Corporation doing business as Avista Utilities (hereinafter Avista or Company), at 1411 East Mission Avenue, Spokane, Washington, respectfully petitions the Commission for an order approving a surcharge electric rate increase of 36.9% effective September 15, 2001. As the Company will explain in this Petition, the combination of low hydroelectric conditions and unprecedented high wholesale market prices occurring at the same time has caused the need for prompt rate relief in order to enable it to obtain financing necessary to support the ongoing operations of the Company. Hydroelectric conditions for 2001 have continued to deteriorate to the lowest level in the 73 years of record. The Company has not yet been able to obtain construction financing for the Coyote Springs II project, because lenders are concerned about the size of the deferral balances and the absence of some form of rate relief to deal with the deferred costs. Current estimates show that if prompt rate relief is not granted, the Company will not be able to complete anticipated financings and will not be able to meet certain debt covenants by the end of this year. As a result, the Company would not be able to borrow under its line of credit. With the requested surcharge, and recovery of the deferral balances, under current plans the Company would be able to continue to access capital to meet its obligations.

        Communications in reference to this Petition should be addressed to:

        Thomas D. Dukich                             David J. Meyer
        Director, Rates and Tariff Administration    Senior Vice President and General Counsel
        Avista Corporation                           Avista Corporation
        1411 E. Mission Avenue                       1411 E. Mission Avenue
        Spokane, Washington  99220                   Spokane, Washington  99220
        Phone:  (509) 495-4724                       Phone:  (509) 495-4316
        Fax:  (509) 495-8058                         Fax:  (509) 495-4361


                                 I. INTRODUCTION

                On August 9, 2000, in Docket No. UE-000972, the Commission approved the Company's request for a deferred accounting mechanism that allowed Avista to defer certain increased power supply related costs beginning July 1, 2000, and ending June 30, 2001. In Docket UE-000972, by order dated January 24, 2001, the Commission approved the Company's request to modify the deferred accounting mechanism to include certain other power supply related components and actual system load requirements in the deferral calculation effective December 1, 2000.

                On May 23, 2001, the Commission approved a Settlement Stipulation between Avista and the other parties in Docket No. UE-010395 which, among other things, extended the deferred accounting mechanism through the earlier of February 28, 2003, or the date the deferred balance was estimated to become zero. In that

        Docket Avista explained that it had positioned the Company to be in a surplus power supply condition beginning in 2002, and that projections showed the value of the surplus would allow the Company to offset the deferred costs and reduce the balance to zero by February 28, 2003. The goal under the Settlement Stipulation was for the Company to fully recover its deferred costs without a price increase to its retail customers. As outlined in the Settlement, the ability to fully offset the deferred costs under the Settlement Stipulation, was based on a number of assumptions including, but not limited to, streamflow conditions, thermal plant performance, level of retail loads, and wholesale market prices during the deferral period. On page 4 of the Settlement Stipulation it states that:

                "The Company shall petition the Commission to alter, amend, or terminate the Settlement Stipulation (or propose other appropriate action) should the deferral balance increase or be reasonably anticipated to increase substantially due to unanticipated or uncontrollable events, such as an unplanned outage of a large Company-owned thermal unit, or worsening drought conditions. Nothing in this Settlement is intended to predetermine any issue in that proceeding or to preclude the Company from proposing any particular remedy in its Petition, including the need for rate relief."

                Subsequent to the approval of the Settlement Stipulation, power supply operating conditions for Avista have deteriorated substantially resulting in increased costs, due primarily to changes in hydroelectric generation and wholesale market prices. It was necessary for the Company to make additional purchases of energy at high prices from the short-term wholesale market in order to cover deficits caused by the further decline in hydroelectric generation. Increased costs have been substantial enough that without prompt rate relief, the Company will not be able to meet certain debt covenants by the end of this year or execute needed financings.

                At the time the Settlement Stipulation was developed, it did not seem desirable to request a rate increase when the information available at the time showed the opportunity to recover the deferred costs without a rate increase. The Stipulation contemplated, however, that if conditions changed substantially, other action would be necessary to address recovery of the deferred costs, including rate relief. Therefore, the Company's request for rate relief through a surcharge is consistent with the prior Settlement Stipulation. A copy of the Stipulation is attached as Attachment 1.

                              II. SURCHARGE REQUEST

                Through this filing the Company is requesting that the Commission approve a surcharge increase in rates for Avista's Washington electric customers of 36.9% effective September 15, 2001. Because of the Company's immediate need for rate relief, Avista is proposing that the surcharge be implemented "subject to refund." As will be explained later, the Company has a critical and immediate need for increased cash flow, and to reduce the size of the deferral balance. Implementing the rate increase "subject to refund" would allow the determination of the ultimate prudence of the deferred costs to occur during the next general rate filing (discussed below), while allowing the needed increase in cash flow to occur immediately. If, at the conclusion of the prudence determination, costs have been collected from customers that were determined to be imprudent, the appropriate refund or credit would be applied to customers on a going-forward basis.

                Avista would file a general rate case during November 2001. That filing would address, among other things, the prudence of the deferred power costs, the regulatory treatment of the Coyote Springs II project that is scheduled for commercial operation in June 2002, a long-term periodic power cost adjustment mechanism, and the power supply related issues that the Commission ordered Avista to address in its Third Supplemental Order, dated September 29, 2000, in Docket No. UE-991606.

                The Company is proposing that the surcharge remain in place until December 31, 2003. At the conclusion of the general rate case, the Company would modify the surcharge amount and the duration of the surcharge rate, if needed, in order to reflect the outcome of the general rate case.

                This Petition provides a summary explanation of the Company's need for rate relief and the conditions that led to that need. Avista is filing this Petition prior to completing its testimony in order to start the flow of information between parties as soon as possible. The Company plans to file written testimony on August 2, 2001 that will provide additional details related to its request for rate relief.

                The Company proposes the following procedural schedule related to processing its request for a surcharge rate increase on a "subject to refund" basis:

        Avista Petition Filed                July 18, 2001
        Avista Prefiled Testimony            August 2, 2001
        Staff and Intervenor Testimony       August 22, 2001
        Avista Rebuttal Testimony            August 28, 2001
        Hearings                             During Week of September 3-7, 2001
        Commission Order                     September 14, 2001
        Surcharge Implemented                September 15, 2001

                The Company is proposing this compressed schedule because of its urgent need for rate relief. Prompt relief is necessary to improve cash flow, but more importantly, to begin to deal with the large deferral balances so that the Company can continue to finance expenditures for energy included in the deferral balance, for its construction expenditures and its day-to-day operations. As stated earlier, the Company has not yet obtained separate construction financing for the Coyote Springs II project, and by year-end, could be precluded from borrowing under its primary commercial bank credit line. Investors and lenders are concerned about the size of the deferral balances and the absence of some form of rate relief to deal with the deferred costs. The Coyote Springs II generating resource and some demand-side management programs were selected through Avista's Request for Proposals (RFP) process conducted in 2000 as the next resources to serve the Company's load obligations. It is imperative that the Company be able to obtain financing for these new resources, which will be an integral part of the resources needed to serve future loads.

                      III. RECENT CHANGES IN CONDITIONS AND
                         REVISED DEFERRED COST BALANCES

                The Company's filing in Docket No. UE-010395, that led to the Settlement Stipulation, included deferral estimates for the Washington jurisdiction that were approximately $75 million at December 31, 2001, and decreased to zero in February 2003. A chart showing the estimated monthly deferral balances, at that time, from January 2001 through December 2003 is provided on page 1 of Attachment 2. The actual balance of the deferral account for the Washington jurisdiction at June 30, 2001, however, has increased to $109 million. Current estimates show a deferral balance for the Washington jurisdiction of $198 million at December 31, 2001, $211 million at the end of 2002, and $251 million at the end of 2003, as shown on the chart on page 2 of Attachment 2.

                A major portion of the increase in the deferral balance at December 31, 2001 is driven by a continued deterioration in hydroelectric generation. Actual generation through June 2001 together with estimates for the remainder of the year, show that hydroelectric generation in 2001 for Avista will be the lowest in the 73 years of record. The chart on page 3 of Attachment 2 shows the monthly deviation from the normal level of hydroelectric generation for 2001. The chart also shows the expected generation for Avista under "critical water" conditions as determined by the Northwest Power Pool hydro regulation study (i.e., the worst water conditions on record). Under "critical water" conditions the annual reduction in generation is expected to be approximately 150 aMW. The generation for 2001 is currently estimated to be 194 aMW below normal, which is well below the 150 aMW reduction expected under "critical water" conditions. Page 4 of Attachment 2 includes a chart showing the variance in Avista's hydroelectric generation from normal for each calendar year from 1929 through 2001, and illustrates that generation for 2001 is the lowest on record. For deferral estimates under the Settlement Stipulation, hydroelectric generation for 2001 was estimated to be 135 aMW below normal. The current estimate of 194 aMW below normal is an additional substantial reduction (59 aMW) in available hydroelectric generation. The Company did not expect hydroelectric conditions to decline to a new record low. Page 5 of Attachment 2 includes a chart showing a comparison of the expected 2001 monthly hydroelectric generation at the time of the Settlement Stipulation (annual average of approximately 135 aMW below normal) with the current estimate averaging 194 aMW below normal.

                The record low hydroelectric conditions required the Company to purchase energy in the forward short-term wholesale market to replace the lost generation and cover its energy deficiencies. These purchases were made at unprecedented high wholesale market prices, and caused deferral balances to increase substantially. Page 6 of Attachment 2 shows the actual short-term electric wholesale market prices for the period August 1996 through June 2001, as reported by Dow Jones for the Mid-Columbia Firm Electric Index.

                The loss of a record 194 aMW of hydroelectric generation during 2001 has resulted in an estimated increase in gross costs to Avista of $290 million on a system basis, at the wholesale market prices being experienced by the Company during the year. The impact on the Company in prior years from very low hydroelectric conditions ranged from $20 million to $30 million annually, because the wholesale market prices were significantly lower. In addition to the lower hydroelectric conditions, the Company's proforma study (for July 2000 - June 2001) in its last general rate case showed the Company as a net purchaser of energy from the short-term wholesale market of approximately 90 aMW, under normal hydroelectric conditions. A comparison of the wholesale purchase prices being experienced by the Company in 2001 versus the market prices included in the last rate case results in increased costs associated with the 90 aMW of market purchases of approximately $110 million on a system basis. The combination of the hydroelectric impacts and the market purchases for 2001 is approximately $400 million on a system basis. This exceeds Avista's annual gross retail electric revenues on a system basis of approximately $360 million.

                Furthermore, in the past month wholesale prices have decreased dramatically, due in large part to FERC's price mitigation order issued on June 19, 2001. The decision to implement some form of price cap on a West-wide basis was something that FERC and the Bush Administration had continually rejected until June. The substantial decline in forward market prices in the last month has reduced the value of future surplus energy on Avista's system that could be used to offset the increased power costs experienced by the Company in 2001. Therefore, it no longer appears possible to offset the deferred power costs through the value of future surplus energy sales. Page 7 of Attachment 2 includes a graph showing a comparison of the forward market prices that were included in the deferral estimates under the Settlement Stipulation, and the current (July 3, 2001) forward market prices.

                The Company has taken a number of measures to mitigate the increased power costs such as increased operation of its thermal resources, locking in fixed-price purchases in the prior year, aggressively pursuing conservation and load curtailment programs, and implementing a hiring freeze and cutting budgets. However, the costs associated with the hydroelectric conditions and wholesale market prices (costs beyond the Company's control) have overwhelmed the benefits these measures have provided.

                           IV. FINANCIAL IMPLICATIONS

                In addition to the cash required to support power cost deferrals, Avista also has cash needs for funding gas deferrals, for normal construction and capital improvements, for the completion of construction of Coyote Springs II and a number of small generation projects, to fund conservation programs, and to repay maturing securities. Page 1 of Attachment 3 includes a chart showing total electric and natural gas deferral balances for both the Washington and Idaho jurisdictions for each month of 2001. The chart includes actual balances through June 2001 and estimates for July - December 2001. The chart shows total electric and natural gas deferral balances of $319 million at December 31, 2001. Current estimates show that without a surcharge, utility financing needs will total $434 million from now until the end of 2002, primarily to fund energy costs, required utility construction (including generation projects), and debt and preferred stock maturities.

                Investor concerns surrounding cash flows, deferral balances and the ability to recover costs in a timely manner have already had an impact on the Company's financings. In April of this year, the Company issued $400 million of Senior Unsecured Notes. As a result of these investor concerns, the notes were issued at a spread over Treasuries of nearly 500 basis points, which is significantly higher than the Company has ever paid before, and much higher than other comparably-rated securities issued during the same time period. The notes also included terms and ongoing covenants that had not been required of the Company in the past and that limit the Company's financing flexibility. In addition, when the Company renegotiated its corporate short-term credit facility in May 2001, a new fixed charge coverage ratio covenant was required by the banks in order to close the transaction. While such coverage ratio tests are not unusual, they were imposed on Avista for the first time due to the Company's weakened financial position.

                The Company expected that the proceeds of the $400 million note offering, the construction financing for Coyote Springs II ($93 million in 2001), and the issuance of common stock ($67 million) in the third quarter of 2001 would cover the Company's cash needs through the middle of 2002. However, as previously discussed, changes that have occurred since the notes were issued have had a significant impact on the Company's ability to complete planned financings. As of mid-July, the entire proceeds of the note offering had been used and the Company expects to begin borrowing under its line of credit in late July. The Company had not expected to need to use the line of credit at all in 2001. Projected ratios under the bank line new covenants are shown on page 2 of Attachment 3. Columns C and D of the projections show that without the proceeds from the anticipated sale of common stock and the Coyote Springs II construction loan, the Company will be in violation of covenants under the line of credit by September 30 of this year, and would continue to be in violation throughout 2002. Not meeting the covenant would be an event of default under the current credit agreement. In this event, the Company would be required to repay any outstanding borrowings under the line of credit and would be precluded from borrowing any additional amounts to the future. This would eliminate a critical external source of liquidity the Company needs to fund expenditures on a current basis. Columns G and H show the same ratios if we receive a surcharge that would provide opportunity to complete the financings under our current plan. As can be seen, the Company would not be in violation of covenants in that case. It is critical to note that the Company will not be able to complete any financings absent substantial progress toward recovery of the deferral balances, including an immediate increase in rates.

                The corporate credit facility covenants were based on projections provided in early May 2001 which showed that the deferral balances would be virtually recovered by February 2003, which mirrors our original Settlement Stipulation in Washington. Under that plan (which assumed completion of the Coyote Springs II financing and the issuance of common stock in 2001), the Company was able to meet all covenants. As previously outlined, over the past few weeks the outlook has changed dramatically. Deferral balances not only are continuing to grow but are not expected to decline over the next 18 months. These latest projections were provided to banks who had previously received credit approval to underwrite the Coyote Springs II construction financing. Since the projections have changed so dramatically, the banks have told Avista that they will not complete the construction financing of Coyote Springs II based on the Company's current credit risk. In a letter the Company received from a bank on July 13, 2001 it stated:

                "Specifically, the Avista corporate credit risk must be less than it is today if you are to receive any significant degree of financial leverage on the CS2 project. Regulatory certainty regarding rate increases and the full recovery of electric and gas deferrals is an absolute prerequisite to any financing."

                Absent the construction financing for Coyote Springs II, the Company would need to borrow significant amounts under the corporate credit facility to finance Coyote Springs II. However, based on current projections for the bank line covenants, without the construction financing for Coyote Springs II, the Company would be precluded from borrowing under the credit facility since it would not meet the coverage tests. Given the latest projections, the Company will not be able to obtain financing without the assurance of near-term cash recovery of deferred energy costs.

                The Company had also planned to sell common stock this fall to provide a portion of the external funds needed. Financial advisors have told the Company that projections showing that Avista may be unable to borrow under its bank credit line will make it very difficult, if not impossible, to sell common stock at a reasonable price and in the time period the Company had planned.

                The Company currently has an investment grade credit rating (BBB with a negative outlook for its senior unsecured debt). Page 3 of Attachment 3 shows Avista's credit rating history for secured and unsecured debt. Page 4 of Attachment 3 shows key financial indicators that Rating Agencies look at when rating a company and compares Avista's indicators over time with the requirements for certain rating categories. As can be seen, the ratios have been deteriorating and without additional equity financing and improved cash flows from operations, projected 2001 financial indicators as shown in Attachment 3, pages 4-8 are not adequate to maintain an investment grade
        (BBB) credit rating. Institutional investors such as pension fund managers are much less likely to purchase securities with ratings below investment grade. As a result, a drop to below investment grade would have a significant impact on the Company and its customers by causing a substantial increase in borrowing costs to finance the business. Attachment 3, pages 4-8 also show the same indicators for 2001 and 2002 with a surcharge and completion of a planned sale of common stock. Although the indicators improve, we do not immediately return to investment grade levels. It is imperative that the Company be able to obtain financing for new base load resources such as Coyote Springs II, which will be an integral part of the resources needed to serve the Company's load obligations. The Company also needs to issue common stock to move financial ratios toward a level that provides a credit rating that will allow the Company to complete financings when needed and at a reasonable cost.

                Improving the Company's cash flow is critical to being able to generate cash flows sufficient to fund Coyote Springs II, fund current and future power purchases, and to enable the Company to sell common stock. Approval of a surcharge will not only provide needed cash flows but, just as important, will be a signal to the financial community that the Commission will continue to take prompt actions to support the financial health of the Company. Commission support and action through a surcharge is critical to enable the Company to complete financings needed for continued utility operations and to help mitigate potential reductions in credit ratings.

                It is important to note that because of the approved deferred accounting mechanism, recent utility earnings and rates of return have not fully reflected the impacts of the hydro and power market conditions discussed to this point. If the full impact of the deferral balance was reflected by amortizing the projected balance in the deferral account over twenty-seven months (October 2001 through December 2003), Avista's Washington electric rate of return would be approximately a negative 0.5% (-0.5%) for the duration of the amortization period.

                Avista has made extraordinary efforts to avoid the situation now facing the Company and its customers. Unfortunately, financial exigencies now require the Company to request an immediate surcharge. The Company has reviewed prior Commission orders regarding such requests and believes that it meets all previously articulated criteria to be granted an immediate surcharge. To not grant a surcharge would clearly jeopardize the financial integrity of Avista and cause a detriment to its ratepayers.

                           V. PROPOSED TARIFF CHANGES

                In developing the surcharge of 36.9% the Company attempted to achieve a balance of mitigating the overall impact to customers, while also reducing the surcharge balance to zero as quickly as possible to address the concerns of the financial community. The Company is proposing to use the deferred credit on the Company's balance sheet related to the monetization of the Portland General Electric (PGE) Sale Agreement as an offset to the power cost deferral balance to reduce the overall rate impact to customers. The Company is then proposing that the remaining balance of the deferred costs be recovered by the end of 2003 through the surcharge.

                With regard to the PGE monetization credit, the Company is currently amortizing the PGE monetization credit balance over a multi-year period, as well as reflecting appropriate rate base reductions, per the Commission's Third Supplemental Order, dated September 29, 2000, in Docket No. UE-991606. The Company is proposing in this filing to accelerate the amortization of the PGE credit balance, beginning in October 2001, and apply the increased amortization against the deferred power cost balance, which would reduce the amount of deferred power costs that must be collected from customers through the surcharge. The Company is proposing that the amortization be increased to a level that would cause the PGE balance remaining on Avista's balance sheet at October 1, 2001 to be fully amortized by December 31, 2002. This is one year earlier than the targeted date of December 31, 2003 to eliminate the power cost deferral balance. By using the PGE credits at a faster rate than the December 31, 2003 date, the overall surcharge to customers is decreased. The accelerated amortization of the PGE balance would not improve the Company's cash flow, since these entries would be non-cash accounting entries, but would mitigate the overall impact to customers from the power cost deferrals. The accelerated amortization of the PGE balance would reduce the deferred power cost balance by $53.8 million by December 31, 2002. The Fourth Supplemental Order granting reconsideration in Docket No. UE-991606, paragraph 57, notes that the Company may petition for amortization of the PGE balance.

                After reducing power cost deferrals by the accelerated amortization of the PGE balance, the Company calculated the surcharge (36.9%) necessary to reduce the deferred power cost balance to zero by December 31, 2003. These calculations include the actual deferral balance at June 30, 2001, and estimated deferral entries through December 2003. The resulting monthly deferral balances decrease to zero by December 2003, as shown in the chart on page 1 of Attachment 4.

                December 2003 was chosen in an effort to balance a number of competing considerations including the size of the surcharge, the duration of recovery of the deferral balance, the need to immediately improve the financial health of the Company, as well as taking into consideration the timing of the need for additional power resources. A surcharge period shorter than December 2003 would improve the financial health of the Company sooner, but would result in a significantly higher surcharge rate increase. A surcharge period beyond December 2003 would extend into a period when the Company shows a need for new firm energy resources. The Company's existing 200 MW purchase from TransAlta expires in December 2003, and Avista will need additional firm energy resources beginning in 2004. The costs associated with these new resources may cause an increase in retail rates, therefore, the Company is proposing a surcharge period that ends prior to 2004.

                The determination of the final revenue requirement for the surcharge utilized the standard conversion for miscellaneous revenue related expense and taxes. The conversion factors utilized were from the same calculations authorized in the Company's most recent general case, updated for actuals through December 31, 2000, and as filed with the Commission. Outside of equity deferral entries associated with the Company's small generation projects, plus the Coyote Springs II Project, which required an income tax gross-up component, only revenue related expense items were used in the conversion calculation. This calculation resulted in an overall surcharge increase of 36.9%, as shown on page 2 of Attachment 4.

                The Company recognizes that a portion of the costs included in the 27-month recovery plan (through December 2003) are projected at this time, and proposes that the surcharge rates under tariff Schedule 93 be adjusted in the future based on actual costs. The Company has included language under the proposed tariff addressing periodic review and adjustment of the rates by the Commission. As an alternative to the proposal, the Company considered proposing a surcharge to recover the actual balance of deferred costs at June 2001 of $109 million over a 12-month period. However, the result would have been a higher immediate increase in rates (46%) than the proposed increase.

                The Company proposes to recover the surcharge amount on a uniform percentage increase basis to all general service schedules. The annual revenue surcharge by service schedule would be applied only to the energy charge(s) within each schedule. For Residential Schedule 1 the increase is proposed to be applied on a uniform percentage basis to the present energy block rates under the Schedule. As the present rates under the Schedule increase as monthly usage increases (inverted-block structure), the surcharge on a cents per KWH basis will increase for usage in the higher (usage) blocks. This proposed application will maintain the present relationship between the rates under the Schedule and continue to encourage residential customers to conserve energy. The resulting increase for a residential customer using 1,000 KWH per month would be 35.8 %, or $16.26 per month. The percentage increase for a customer using 600 KWH per month would be 32.9%, or $9.04 per month. The increase for a customer using 1,400 KWH per month would be 37.1%, or $23.85 per month.

                As service schedules 11, 21, and 25 contain only a single energy-block, the application of the surcharge is more straightforward. For Pumping Service Schedules 31 and 32, the Company proposes application of the surcharge on an equal-cents per KWH basis to the two energy-block rates under the Schedule. The rates under the Schedule are presently on a declining-block basis, with an implied demand charge included in the first-block rate. For Street and Area Lighting Schedules 41-49, the proposed increase is being applied on a uniform percentage basis to the present rates under those Schedules. The calculation of the proposed rates is shown on page 3 of Attachment 4. The rates are set forth on proposed Schedule 93 -- Power Cost Surcharge, to become effective on September 15, 2001.

                The proposed accounting entries related to the accelerated amortization of the PGE balance would be to debit the PGE deferred revenue account and to credit the power cost deferral account, thereby reducing the power cost deferral balance to be recovered.

                 VI. BPA RESIDENTIAL EXCHANGE SETTLEMENT CREDIT

                In its Settlement Agreement with the Bonneville Power Administration (BPA), Avista received rights to 90 aMW of benefits from the federal hydropower system beginning October 1, 2001. The benefits related to this Settlement are to be shared among Avista's residential and small farm customers.

                Avista estimates that the total benefits from the Residential Exchange Settlement will result in a rate reduction for residential and small farm customers of approximately 10% in the first year of the Exchange period which begins October 2001. Although the rate reductions to residential and small farm customers related to the Residential Exchange Settlement benefits will be handled separately from the proposed surcharge rate increase, the timing of the Residential Exchange credit will serve to reduce the overall rate impact to approximately 27% for residential and small farm customers from the Company's surcharge request. The Company plans to file a proposal with the Commission in August to flow the benefits from Residential Exchange Settlement through to its customers.

                             VII. REQUEST FOR RELIEF

                The Company respectfully requests that the Commission issue an order approving a surcharge increase in rates for Avista's Washington electric customers of 36.9% effective September 15, 2001, on a "subject to refund" basis. Implementing the rate increase "subject to refund" would allow the determination of the prudence of the deferred costs to occur during the next general rate filing, while allowing the needed increase in cash flow to occur immediately, as well as begin to reduce the size of the deferral balance. The Company is proposing that the surcharge remain in place until December 31, 2003. A general rate case would be filed by Avista during November 2001. At the conclusion of the general rate case, the Company would modify the surcharge amount and the duration of the surcharge rate, if needed, in order to reflect the outcome of the general rate case. The Company also requests approval of the proposed acceleration of the amortization of the PGE credit balance to partially offset the power cost deferral balance.

               Dated at Spokane, Washington this 17th day of July 2001.

                                      AVISTA CORPORATION


                                      BY
                                        ---------------------------------------
                                      Thomas D. Dukich
                                      Director, Rates and Tariff Administration